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                                                                  Exhibit 10.38



                   [HEALTH SYSTEMS INTERNATIONAL LETTERHEAD]



September 30, 1996


Mr. Douglas C. Werner
1227 La Jolla Rancho Road
La Jolla, CA 92037


Re: Offer of Employment

Dear Doug:

We are pleased to extend to you an offer of employment with Health Systems International, Inc. ("HSI") (hereinafter collectively referred to as the "Company"), for the exempt position of Senior Vice President of Strategic Planning and Business Development at an annual base salary of $245,000. In this capacity, you will report to Jay M. Gellert, the President and Chief Operating Officer of HSI. Your office will be located in San Diego, California. The anticipated start date for your employment is October 1, 1996.

As a senior executive of the Company, your annual base salary will be reviewed each year by the HSI Compensation and Stock Option Committee. Your first review for annual salary compensation purposes is scheduled to occur at the conclusion of the 1997 calendar year, and annually thereafter.

You will also be eligible to participate in the HSI Management Bonus Plan. Under this plan you can earn up to 40% of your base salary as a bonus, subject to the discretion of the HSI Compensation and Stock Option Committee, if certain goals based upon HSI's and your individual performance are achieved. Your 1996 bonus will be based upon corporate and individual performance for the number of full months you are employed by the Company during the year. The goals which will be used to measure your performance for 1996 will be mutually agreed to by Mr. Gellert and you within 30 days following the commencement of your employment.

As to any bonus award, you must be actively employed and on the Company payroll at the time said bonus is to be paid. The HSI Compensation and Stock Option Committee in its sole discretion will award amounts as it deems appropriate consistent with the guidelines of the HSI Management Bonus Plan. If you are deemed to be one of HSI's five highest paid executive officers for any given year, you will participate in the HSI Performance-Based Annual Bonus Plan as adopted by HSI shareholders in 1994, in lieu of the Management Bonus Plan (the HSI Performance-Based Annual Bonus Plan is designed to address the limitations imposed under federal tax law on the Company's ability to deduct certain compensation paid to the five highest paid executive officers.)
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Mr. Douglas C. Werner
September 30, 1996
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In addition to the foregoing, and subject to (1) satisfactory completion of company-required drug test and background check; (2) any applicable prerequisite length of employment or other eligibility requirements and (3) your continued employment with the Company, you will be eligible for consideration to receive and/or participate in the fringe benefits set forth in the Company's applicable Plan Documents, Associate Handbooks and/or Policy Statement, subject to the Company's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plans referenced above). Your Company benefits include:

        o       Associate 401(k) Savings Plan.

        o       Employee Stock Purchase Plan.

        o Group medical coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start October 1, 1996.

        o Group dental coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start October 1, 1996.

        o Eligibility to elect to designate up to $5,000 of your pay to be contributed on a pre-tax basis to an account for your dependent care expenses and up to $2,000 of your pay to be contributed on a pre-tax basis to an account for your medical and dental expenses.

        o Group term life insurance in the amount of $500,000 (supplemental term life insurance and term life insurance for your dependents is also available at your expense).

        o       Short-term and long-term disability benefits.

        o 22 vacation and/or paid-time off days per calendar year. (For vacation purposes only...you will receive special treatment to accrue PTO. As such, you will initially be treated as a mid-career hire and begin at the 4-9 year accrual rate.)

        o An anticipated initial nonqualified stock option grant effective October 1, 1996 (vesting one third per year, beginning on the first anniversary of your employment, with a ten year life) to purchase 17,500 shares of HSI Class A Common Stock at the market value of such stock at the close of business on the date granted. The above grant is to be effective on your start date (projected to be October 1, 1996). The above grant also is contingent upon agreement to the following two clauses:
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Mr. Douglas C. Werner
September 30, 1996
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        1)  Waiver of Acceleration.  Notwithstanding anything to the contrary contained herein or in the Plan, the Optionee hereby agrees that, for purposes of determining the exercisability of the Option, neither (i) the approval by the Board of Directors of the Company of the proposed transactions (the "Proposed Transactions") by and between the Company and Foundation Health Corporation, nor (ii) any other event associated with such Proposed Transactions shall constitute an event giving rise to the acceleration of the exercisability of the Option; provided that in the event the Optionee's employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without cause at any time within three (3) years after the Grant Date the foregoing waiver shall have no force or effect.

        2) Cancellation. In the event the grant of the Option would, in the opinion of the Company's outside accountants or legal counsel, preclude the Company from accounting for the Proposed Transactions as a "pooling of interests" such Option and this Option Agreement shall be null and void and shall have no effect whatsoever.

     o Eligibility to participate in HSI's profit-sharing stock grant program, which is based upon the profits of HSI and QualMed.

     o You are eligible to participate in the HSI SERP program. The plan provides retirement benefits at age 62 equal to 50% of your final five year earnings after a minimum of fifteen years of service. Upon acceptance of your offer of employment, the Company has agreed to award you 1.5 years of benefit service for each year you are employed. Please be aware that no adjustment in service will be made for vesting purposes. Thus your benefit will be 100% vested after 10 years and partially vested after five years.

     o  Reimbursement of reasonable, substantiated monthly business expenses.

     o  Company paid holidays (currently ten days per year).

     o  Education Assistance Program.

     o Eligibility to participate in the Decibel Credit Union (Decibel offers low interest loans, low interest VISA credit cards, Christmas Club, etc.)

     o A car allowance of $1,000 per month plus a corporate VISA charge card which can be used for Company-related expenses.
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Mr. Douglas C. Werner
September 30, 1996
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        o  A cellular phone for your vehicle.

        o  A fax machine to be installed at your home.

        o Financial planning allowance for tax advice and financial counseling subject to a maximum of $5,000 per year beginning with 1996.

If you are terminated by the Company for a reason other than just cause, you will be entitled to receive severance pay equal to six months of your base salary, at the salary rate in effect immediately prior to your termination of employment. If you are terminated as a result of a change of control of ownership resulting in the elimination of your job, you will receive twelve months of your base salary, at the salary rate in effect prior to the termination of your employment.

Should disagreements arise with respect to this offer of employment, you and the Company agree to submit the matter to binding arbitration. The arbitration committee shall consist of three individuals. You will select one individual, the Company will select another, and the third individual will be selected by The American Arbitration Association. The Company shall also have the right to pursue an equitable remedy in a California court pursuant to the applicable laws of California with respect to confidentiality restrictions set forth below. The prevailing party in either the arbitration and/or the equitable remedy action shall recover all attorney's fees and costs incurred.

This offer of employment shall remain confidential. You acknowledge and agree that, during the period of your employment by the Company, you will have access to and become acquainted with various confidential information and practices, confidential customer information, and pricing methodology. All documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, possess or control shall be and remain the Company's sole property, and you shall not disclose any of these items, except as required in the course of your employment by the Company. In the event of the termination of your employment, you shall deliver promptly to the Company all written and/or graphic records containing such trade secrets or confidential information.

Nothing set forth herein is intended to create any condition or term of employment other than that of an "at-will" employee. In other words, by accepting employment with the Company you confirm that your employment is voluntary and that there is no obligation on your part or on the part of the Company to continue that employment relationship for any period of time.
While the Company certainly hopes that there will be a long and mutually satisfactory relationship between you and the Company, it is expressly understood and agreed that your employment can be terminated by either you or the Company at any time, for any reason and with or without prior notice of any kind. The only way in which this "at will" employment relationship can be changed is by a written agreement, approved by

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Mr. Douglas C. Werner
September 30, 1996
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the HSI Compensation and Stock Option Committee, which expressly sets forth a specific length of employment and other appropriate terms and conditions for the employment relationship.

The foregoing describes the terms of this offer of employment. Any prior or contemporaneous agreements or representations, whether oral or written, which may have been made or discussed but which are not included herein, are of no force or effect whatsoever or at all. The HSI Compensation and Stock Option Committee has approved this offer of employment.

Doug, you should know that both Jay Gellert and Dr. Hasan join me in extending our warmest wishes. We are both enthusiastic about the prospect of having you on the Company's "First Team." Wishing you the best of success and the very


Best of health,



/s/ JAMES J. WILK
----------------------------------------
James J. Wilk
Senior Vice President, Human Resources
and Administrative Services of Health Net

JJW/nr


I hereby accept the terms of this offer of employment as outlined above.


    /s/ DOUGLAS C. WERNER                                 9-30-96
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        Douglas C. Werner                                   Date


c:  Malik M. Hasan, M.D.
    Jay M. Gellert